Exhibit 99.1

Propanc Demonstrates Significant Anti-Tumor Efficacy in Pancreatic and Ovarian Cancer Preclinical Models; Files Patent Specifying New Therapeutic Target Dose Range

MELBOURNE, AUSTRALIA, November 17th, 2015 – Propanc Health Group Corporation (OTCQB: PPCH) (“Propanc” or “the Company”), an emerging healthcare company focusing on development of new and proprietary treatments for cancer patients suffering from pancreatic and colorectal cancers, today announced the Company has achieved significant tumor growth inhibition in pancreatic and ovarian cancers for PRP in recent preclinical animal efficacy studies. The results from these studies were also used to file a new patent specifying a new target efficacious dose range for future human studies.

“We are thrilled with the results and believe it now paves the way for scientific advice meetings with regulatory agencies to determine the development pathway for human studies,” said James Nathanielsz, Propanc’s Chief Executive Officer, “As a result of achieving this significant milestone, we are convinced PRP, which is a combination of two proenzymes, trypsinogen and chymotrypsinogen, could become a breakthrough treatment in the fight against aggressive tumors like pancreatic and ovarian cancers. In fact, most common solid tumors.”

In the pancreatic cancer study, Pan-02 mouse pancreatic tumor cells were orthotopically inoculated (i.e. grafted into its normal place in the body) into immune competent (C57BL/6) mice. Treatment with PRP injected once daily commenced nine days post inoculation, identified as Day 0. At Day 26, significant (p≤0.05) reduction in mean tumor weight was observed, 86% inhibition at the efficacious dose compared to the vehicle control.

In the ovarian cancer study, A2780 human ovarian cancer cells were orthotopically inoculated in female, immune compromised (athymic Nude-Foxn1nu) mice. Treatment with PRP injected once daily commenced seven days post inoculation, identified as Day 0. At Day 21, significant (p≤0.05) reduction in mean tumor weight was observed, 54% at the highest efficacious dose identified, and 48% at the lowest efficacious dose. Furthermore, several mice in both treatment groups appear to have no tumor present upon final examination. This is despite identifying tumors in all mice in the experimental control groups.

Further, all mice in the treatment groups exhibited no serious adverse clinical signs in both studies.

Photographs of excised tumors taken from mice on the final day of each study to assess anti-tumor efficacy of PRP are shown below.

“The results from these preclinical studies are conclusive that PRP is effective in these tumor models,” said Dr. Julian Kenyon, Propanc’s Chief Scientific Officer. “What is even more interesting, it appears that tumor models with immune functioning mice show markedly increased inhibitory effects, which could possibly be attributed to the immunobiological effects of PRP, basically enhancing the immune response to assist with tumor regression. As a result of this fine work undertaken with our preclinical research partners, we have identified an efficacious dose range which we can now use to target in human studies.”

Based on the results from the data, the Company has filed a new patent application specifying novel proenzyme compositions at different dose ranges, which could be used to treat cancer. This is in addition to its lead patent, which has commenced entering the national phase level in individual countries and regions, globally, and is granted in Australia, South Africa and New Zealand.

Professor Klaus Kutz, Propanc’s Chief Medical Officer, said, “Now that we have proven scientific evidence in animals, which supports my evaluation of a number of patients who significantly exceeded their life expectancy after being treated with proenzymes for compassionate use by Dr. Kenyon, we are ready to prepare the next phase of our program for formal preclinical and clinical development of PRP. Given the correlation between cellular, animal and human data, it is likely we will pursue pancreatic cancer as our primary target indication. Cancer types like pancreatic and ovarian cancers could potentially qualify for orphan drug designation given the size of these patient populations, which we are keen to explore.”

About Propanc:

Propanc is currently focused on developing new cancer treatments for patients suffering from pancreatic and colorectal cancers. We have developed a formulation of anti-cancer compounds which exert a number of effects designed to control or prevent tumors from recurring and spreading throughout the body. Our products involve or employ proenzymes, which are inactive precursors of enzymes.

In the near term, we intend to target patients with limited remaining therapeutic options for the treatment of solid tumors such as colorectal or pancreatic tumors. In future, we intend to develop our lead product to treat (i) early stage cancer and (ii) pre-cancerous diseases and (iii) as a preventative measure for patients at risk of developing cancer based on genetic screening. For more information, visit: www.propanc.com.

Pan-02 Mouse Pancreatic Cancer Orthotopic Study in C57BL/6 Mice

Control vehicle, Day 26:

Post PRP treatment, Day 26

A2780 Human Ovarian Cancer Orthotopic Study in Female Athymic Nude-Foxn1nu Mice

Control vehicle, Day 21

PRP treated, highest efficacious dose

PRP treated, lowest efficacious dose

Forward-looking Statements:

Certain of the matters discussed in this announcement involve risks and uncertainties including, without limitation, those regarding the Company's ability to establish and maintain the proprietary nature of its technology through the patent process, its ability to license from others patents and patent applications, if necessary, to develop certain products, its ability to implement its long range business plan for various applications of its technology, and its ability to enter into agreements with any necessary marketing and/or distribution partners for purposes of commercialization. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the company's financial position. See Propanc's most recent Quarterly Report on Form 10-Q and related 8K filings.

Contact:

Bob Woods

CEOcast, Inc.

212 – 732 – 4300

rwoods@ceocast.com

Parker Mitchell

Regal Consulting LLC

702 – 575 – 9157

regalconsultingllc@gmail.com